Exhibit 4.80
GENERAL GUARANTEE AGREEMENT
This General Guarantee Agreement, dated December 1, 2008 (this “Guarantee”), is made by The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, in favor of each person (each, a “Party”) to whom Goldman Sachs Bank USA, a New York state-chartered bank (as successor-in-interest to Goldman Sachs Bank USA, a Utah Corporation) and a subsidiary of the Guarantor (the “Company”), may owe any Obligations (as defined below) from time to time. In this Guarantee, the “Company” shall also mean any banking subsidiary of the Guarantor, whether now existing or hereafter formed, that succeeds to the business of Goldman Sachs Bank USA.
1. Guarantee. For value received, the Guarantor hereby unconditionally and, subject to the provisions of paragraphs number six and seven, irrevocably guarantees to each Party, the complete payment when due, whether by acceleration or otherwise, of all payment obligations, whether now in existence or hereafter arising (other than non-recourse payment obligations) of the Company, including, without limitation, all payment obligations (other than non-recourse payment obligations) in connection with any deposit, loan, letter of credit or similar borrowing or lending obligation or arising under any swap, futures, option, forward or other derivative instrument (the “Obligations”); provided, however, that, with respect to any Party, “Obligations” shall not include any payment obligations, whether now in existence or hereafter arising, of the Company in connection with any certificate of deposit of the Company if such Party is an Unaffiliated Broker or has purchased such certificate of deposit from an Unaffiliated Broker, in each case whether the Unaffiliated Broker acts as agent or principal, whether the purchase occurs in connection with the original issuance or any subsequent transaction and whether the issuance or purchase of such certificate of deposit occurred or will occur at any time in the past or future. “Unaffiliated Broker” means any broker, dealer or other financial intermediary other than Goldman, Sachs & Co. or any of its affiliates. This Guarantee is one of payment and not of collection.
2. Waiver of Notice, etc. Except as may be required by the contract, agreement or instrument creating the Obligations, the Guarantor hereby waives notice of acceptance of this Guarantee and notice of the Obligations, and waives proof of reliance, diligence, presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, suit, and the taking of any other action by any Party against, and any other notice to, the Company, the Guarantor or others.
3. Nature of Guarantee. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of any Obligation or right of offset with respect thereto at any time and from time to time held by any Party or (b) any other circumstance whatsoever (with or without notice to or knowledge of the Company or the Guarantor) which might constitute an equitable or legal discharge of the Company for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance; provided, however, that under no circumstances will the Guarantor be liable to any Party hereunder for any amount in excess of the amount which the Company actually owes to such Party and that the Guarantor may assert any defense to payment available to the Company, other than those arising in a bankruptcy or insolvency proceeding.
A Party may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Company to make any change in the terms of the Obligations; (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Company to such Party, (3) exercise or refrain from exercising any rights against the Company or others in respect of the Obligations; or (4) compromise or subordinate the Obligations. Any other suretyship defenses are hereby waived by the Guarantor.
4. Reinstatement. The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations, or interest thereon is rescinded or must otherwise be restored or returned by such Party upon the bankruptcy, insolvency, dissolution or reorganization of the Company.
5. Subrogation. The Guarantor will not exercise any rights which it may acquire hereunder by way of subrogation, as a result of a payment hereunder, until all due and unpaid Obligations to such Party shall have been paid in full. Any amount paid to the Guarantor in violation of the preceding sentence shall be held by Guarantor for the benefit of such Party and shall forthwith be paid to such Party to be credited and applied to the due and unpaid Obligations. Subject to the foregoing, upon payment of all such due and unpaid Obligations, the Guarantor shall be subrogated to the rights of such Party against the Company with respect to such Obligations, and such Party agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.
6. Amendment and Termination. This Guarantee may be amended or terminated, as to one Party, all Parties or a group of specified Parties and as to one Obligation, all Obligations or specified Obligations, at any time by (i) issuance by the Guarantor of a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service, or (ii) written notice signed by the Guarantor, with such amendment or termination effective with respect to a Party on the opening of business on the fifth New York business day after earlier of the issuance of such press release or the receipt of such written notice, as applicable; provided, however, that no such amendment or termination may adversely affect the rights of any Party relating to any Obligations incurred prior to the effectiveness of such amendment or termination; provided further, that any such amendment or termination may become effective as to one Party whether or not it becomes effective with respect to another Party.
7. Assignment. The Guarantor may not assign its rights nor delegate its obligations under this Guarantee with respect to a Party, in whole or in part, without prior written consent of such Party, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.
8. Governing Law and Jurisdiction. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTEE.

IN WITNESS WHEREOF, the Guarantor has duly executed this Guarantee as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Elizabeth E. Beshel
	Name:	Elizabeth E. Beshel
	Title:	Treasurer